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                                                                    EXHIBIT 99.6

Microsoft Files Notice of Appeal and
Motion for Stay

Appeal Will Point Out "Serious Substantive and Procedural Errors"; Company Asks Court of Appeals to Stay Remedies While Appeal Is Pending

REDMOND, Wash. -- June 13, 2000 -- Microsoft Corp. today filed its notice of appeal and asked the U.S. Court of Appeals to stay all provisions of the U. S. District Court's June 7, 2000, final judgment pending resolution of the appeal process.

"Microsoft is looking forward to the next phase of this case, and we are optimistic that the appellate courts will reverse the recent ruling," said Steve Ballmer, Microsoft president and CEO. "Obviously, we will comply with any final order in this case, but we believe this judgment is both wrong and unfair. We believe the appellate courts will recognize that Microsoft's product innovation is the heart and soul of competition in the high-tech industry."

The company filed a 39-page brief seeking a stay of the June 7 ruling. The company will file a more detailed brief on the merits of its appeal in the future, based on a schedule established by the court.

In Wednesday's filing, the company argues that reversal of the district court judgment is necessary "based on an array of serious substantive and procedural errors that infected virtually every aspect of the proceedings below. These flaws culminated in the entry of unprecedented relief that extends far beyond the case that was presented, without affording Microsoft an evidentiary hearing." (Filing at p. 2.)

"We've created a world-class technology team here at Microsoft. For 25 years, our team has worked to deliver widespread benefits to the economy and to consumers. This ruling says to Microsoft and other creators of intellectual property --the government can take what you have created and give it to others if you are too successful or too popular," Ballmer said.

Microsoft also noted that many of the district court's factual findings are clearly erroneous and that the court ignored unchallenged evidence presented by Microsoft on many key issues. While the company will provide more extensive examples when it files its detailed appeal papers, the stay brief cites several examples in which the district court erred, because it:

     . Failed to address evidence submitted by Microsoft showing why the company did not charge consumers a separate fee for the Internet Explorer improvements to Windows, a practice that clearly benefited software developers and consumers.

     . Failed to address detailed and unrefuted evidence submitted by Microsoft of the many benefits from the design of Windows with integrated Internet support that cannot be duplicated by combining an operating system with a standalone browser like Netscape Navigator.

     . Failed to address the fact that Navigator was distributed on 22 percent of shipments of new personal computers and thus was not foreclosed from the OEM channel of distribution even though this fact was included in a third-party document that the court relied upon for other reasons.
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"The factual errors are the tip of the iceberg," said Bill Neukom, Microsoft's executive vice president for law and corporate affairs. "The district court's judgment should also be stayed and its Findings of Fact and Conclusions of Law should be reversed because it misapplied longstanding legal precedent and presided over a pretrial process and a trial that did not afford Microsoft a fair opportunity to defend itself." As part of its analysis of the district court's legal conclusions, Microsoft notes the following:

     . The district court declined to apply the legal test for technological tying that was previously articulated by the court of appeals and reflects prior court precedents. Instead, the district court formulated its own test that it said was based on U.S. Supreme Court precedents, despite the fact that the court of appeals considered and rejected the applicability of those specific precedents in its June 1998 decision in favor of Microsoft on the very same issue.

     . The district court misapplied a fundamental tenet of the antitrust laws --confusing anticompetitive conduct with pro-competitive conduct. In particular, the court improperly overlooked the pro-competitive, pro-consumer impact of Microsoft's efforts to compete broadly with Netscape by improving Windows to make it relevant in the Internet age and distributing Internet Explorer broadly, particularly in view of the fact that Netscape Navigator held more than 80 percent of the browser usage share in 1996 (according to the court). Microsoft's actions directly benefited consumers by lowering the price, increasing the availability and accelerating the development of browsing technology, as the court found.

In its filing today, Microsoft asks the court of appeals to stay the judgment so that its extreme regulations will not be imposed while the court hears the appeal. On June 7, the district court entered the government's proposed final judgment without a single substantive change and without giving Microsoft the opportunity to call witnesses to testify about the adverse impacts of the government's proposal. According to Microsoft's filing, "The provisions that become effective on September 5, 2000 absent a stay from the Appellate Courts would force Microsoft to:

     . disclose its valuable intellectual property -- including source code -- to competitors,

     .    interfere with Microsoft's release of new products,

     . require the company to redesign all of its operating systems within 6 months of the effective date of the judgment date,

     .    impose price controls on the company,

     . and make it difficult for Microsoft to deliver on its vision for the next-generation of Web-based software services.

"The effect of these provisions will be devastating, not only to Microsoft, but also to its employees, shareholders, business partners and customers, and could have a significant adverse impact on the nation's economy, " the Microsoft filing notes. "A stay pending appeal is necessary to prevent these far-reaching and irreversible consequences of a profoundly flawed ruling." (Filing at p. 3.) The Department of Justice has indicated that it intends to ask Judge Jackson to certify the case for direct appeal to the U.S. Supreme Court. The U.S. Supreme Court has complete discretion on whether it will accept jurisdiction of the case.
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"We want to resolve this case as quickly as possible. We believe we have a winning legal case, regardless of where the case goes. Given the enormous procedural and factual irregularities throughout this trial record, we believe the court of appeals is the appropriate next step," Neukom said. "In the past 26 years, only two cases have bypassed the appeals court and gone directly to the U.S. Supreme Court, and both of those cases involved very narrow issues of law and the parties were united in seeking immediate U.S. Supreme Court review."
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and/or other countries.
For more information, press only:
Jim Cullinan, Microsoft, (425) 703-5913, jcull@microsoft.com
Rapid Response Team, Waggener Edstrom, (503) 443-7000, rrt@wagged.com